Exhibit 10.12
THIS EMPLOYMENT AGREEMENT is dated August 18, 2008 and made BETWEEN:
(1)	ARIZONA CHEMICAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, with its seat (zetel) in Huizen, the Netherlands, and offices at Transistorstraat 16, 1322 CE Almere, the Netherlands, registered in the Netherlands with the Trade Register of the Chambers of Commerce under number 32045469 (“Employer”); and
(2)	CORNELIS VERHAAR, a Dutch national, born in Amsterdam, the Netherlands, on August 28, 1953, residing at Oranje Nassaulaan 67, 1075 AL Amsterdam, the Netherlands (“Employee”).
WHEREAS, Employer wishes to employ Employee to perform the duties described herein and Employee wishes to perform such duties in the manner and on the terms set forth in this agreement and to perform such additional duties as are consistent with the terms of this agreement and as Employer or any other legal entity belonging to the group of Employer (an “Affiliate”) may from time to time request.
WHEREAS, pursuant to written resolutions of the sole shareholder of Employer dated August 12, 2008, Employee was appointed as a member of the board of directors (bestuur) of Employer, contingent only on the entering into of this agreement.
NOW, THEREFORE, IT IS AGREED as follows:
Article 1. Commencement and Term
Employee shall enter into the service of Employer for an indefinite period of time commencing on September 1, 2008.
Article 2. Severance Pay
2.1	In the unlikely event that the employment is terminated by Employer without cause, Employer will provide (gross) two years of Employee’s then current base salary as severance, deducting:
(a)	the salary and other remuneration accruing after Employee’s suspension or removal from office as a director (bestuurder) of Employer, including without limitation any and all salary and other remuneration accruing over the period during which Employer is temporarily not allowed to give notice of termination of employment under articles 7:670 and 7:670a of the Dutch Civil Code but during which period Employee was nevertheless suspended or removed from office;

(b)	any and all damages or other compensation for termination of employment which shall be awarded to Employee by any court in whatever jurisdiction, including without limitation any and all damages within the meaning of article 7:681, paragraph 1 of the Dutch Civil Code, any and all compensation within the meaning of article 7:685, paragraph 8 of the Dutch Civil Code and any and all damages within the meaning of article 7:686 of the Dutch Civil Code; and

(c)	any and all disability and unemployment payments to Employee or his next of kin under an insurance policy, whether taken out by Employer, Employee or a third party, for the avoidance of doubt, other than state benefits.
2.2	In the preceding clause, “cause” means urgent cause (dringende reden) within the meaning of article 7:678 of the Dutch Civil Code as well as:
(a)	(i) the failure by Employee to perform the duties and responsibilities reasonably expected of Employee by Employer, AZ Chem Investments LLC or any Affiliate that is receiving services from Employee, (ii) the engaging by Employee in gross misconduct or illegal conduct which causes financial or reputational harm to Employer, AZ Chem Investments LLC or any Affiliate, (iii) the conviction of a felony or a guilty or nolo contendere plea by Employee with respect thereto, (iv) the breach by Employee of Employer’s, AZ Chem Investments LLC’s or any Affiliate’s written policies or (v) the engaging by Employee in fraud in connection with the business of Employer, AZ Chem Investments LLC or any Affiliate or the misappropriation of Employer’s, AZ Chem Investments LLC’s or any Affiliate’s funds or property; and/or

(b)	mental or physical disability due to accident or illness that renders Employee unable to perform all or part of his duties and responsibilities as described herein for a period of at least two years.
The parties acknowledge that this definition of “cause” does not and is not intended to apply to any aspect of the employment relationship between Employer and Employee beyond determining Employee’s eligibility for the one-off severance payment as set forth in the preceding clause.
Article 3. Position
3.1	Employee shall take up the position of Chief Executive Officer and as such Employee shall be appointed as member of the board of directors of Employer and/or of various Affiliates, including without limitation AZ Chem Investments LLC. For the avoidance of doubt, upon the termination of Employee’s employment as Chief Executive Officer with the duties and responsibilities as described herein, Employee shall be dismissed, and to the extent necessary be required to resign, with immediate effect from any and all offices he holds within Employer’s group.

3.2	The duties of Employee as well as the location where such duties shall (habitually) be performed shall be determined by Employer and can be altered by Employer unilaterally.
Article 4. Working Hours
4.1	Employee is employed on a full-time basis. Employee’s working hours shall be such hours as are required in the proper performance of his duties.
4.2	Employer may reasonably request Employee to work overtime. Employer shall pay no compensation for overtime work.

Article 5. Salary
5.1	From the commencement of his employment, the gross annual salary of Employee, inclusive of statutory holiday allowance (vakantiebijslag), shall amount to EUR 400,000 on a full-time basis. Employee’s salary will accrue on a daily basis and the annual base salary will be payable in arrears in equal monthly installments. Employee’s remuneration (bezoldiging), including without limitation his salary and other benefits set forth herein, shall be reviewed on an annual basis and be (re)determined by the general meeting of shareholders of Employer in accordance with article 2:245 of the Dutch Civil Code.
5.2	Employee will continue to be paid salary during sickness in accordance with article 7:629 of the Dutch Civil Code.
Article 6. Incentive Schemes
Employee will be eligible to participate in a management incentive plan (with a target of 75% of gross annual salary or EUR 300,000 annually) and in a scheme allocating incentive equity appreciation interests, the terms of which are set forth in separate agreements.
Article 7. Investment Opportunity
In addition to any and all incentive schemes, Employee will have the opportunity to invest as much as USD 1,000,000 in the group of Employer as an equity partner, the terms of which opportunity are set forth in a separate agreement.
Article 8. Expenses
8.1	All normal travel and representation costs incurred by Employee in the performance of his duties, shall be borne by Employer, who shall reimburse said costs in line with the expense policies of Employer, if, following their justification by Employee, it appears that they were necessary in reason to perform said duties.
8.2	Employee shall be held to produce proof of the costs incurred by Employee. Employee shall require Employer’s prior consent to that effect for exceptional costs.
Article 9. Health Insurance
A voluntary collective medical insurance scheme is in place with Avero Achmea Group for all employees of Employer, including Employee, based on the Health Insurance Act (Zorgverzekeringswet). On top of the base insurance coverage prescribed by law, Employee can choose to participate in a top-up scheme. All premiums will be borne and paid by Employee but Employer will, however, reimburse Employee for premiums paid in respect of the top-up scheme to the extent the to-up coverage applies to Employee personally.
Article 10. Leased Car
Employer shall make a company car available to Employee within the framework of the latter’s duties, similar to Employee’s existing car leasing arrangement with his current employer.

Article 11. Housing
Employer or its designee shall provide an apartment in Jacksonville, Florida, United States of America, for a period of one year.
Article 12. Relocation
After the period of one year referred to in article 11, Employee’s relocation needs and related expenses, if any, shall reasonably be separately agreed upon.
Article 13. Annual Leave
Employee’s annual leave will consist of 30 days, inclusive of statutory vacation days, but excluding legal holidays in the jurisdiction where Employee habitually performs his duties. The number of days of paid leave will be pro-rated with respect to the number of months worked per calendar year.
Article 14. Duties
14.1	Employee shall perform the duties following the instructions given by or on behalf of the board of directors of AZ Chem Investments LLC, acting through the general meeting of shareholders of Employer.
14.2	Employee shall not be allowed to have a direct or indirect interest in any company other than that of Employer, to carry out any other activity for any other third party against payment or to otherwise hold a (salaried) position, unless Employer has given his consent to this effect in writing.
14.3	Employee shall undertake to observe Employer’s safety instructions in the room concerned (in particular those relating to the use of safety gear, wearing company clothing and the use of the access badge).
Article 15. Pension
Employer has a collective pension scheme with Zwitserleven (Swiss Life). The pension scheme also includes coverage in case of long-term disability. Employee is required to contribute 8% of its fixed gross annual salary exceeding an amount of EUR [49,180] per annum to the premium cost of Employee’s participation in the collective pension scheme. Bonuses are not included in the pensionable salary.
Article 16. Confidentiality and Documents
16.1	Both during and following expiry of his employment, Employee shall keep confidential any and all oral and written information about Employer and its Affiliates, including without limitation the information about their clients, relations, working methods and company secrets, and Employee shall not use said information for any other purpose than required in connection with the performance of his duties by virtue of this agreement.
16.2	Employee shall not be allowed to continue to retain possession in any way whatsoever of documents, correspondence or copies thereof which Employee retains possession of in connection with the performance of his duties for Employer, any longer than required for the performance of his duties for Employer. All documents or records Employee retains possession of in connection with the performance of his duties for Employer, shall remain the property of Employer and Employee shall return the same to Employer if and when Employer so demands and in any case immediately upon departure.
Article 17. Inventions
17.1	If, during his employment, Employee invents something, finds an improvement or makes a design, all this suited or not for patenting, registration or filing in connection with (i) what is produced or could be produced within the framework of Employer’s activities or (ii) a working method used or suited to be used within the framework of the Employer’s activities, the right to such an invention, improvement or design (or each and every advantage being the result thereof) shall be vested in Employer.
17.2	Employee shall provide Employer with all the information and instructions enabling the latter to make use of it, and Employee shall refrain from making any statement in this respect to any third party. At Employer’s expense, Employee shall be under the obligation to do all and everything Employer deems necessary to obtain a patent, registration or filing or any kind of protection for the invention, improvement or design in the name of Employer, Employee or Employee and Employer jointly, all this at the discretion of Employer, in all countries to be indicated by Employer.
17.3	If Employer decides not to make use of any invention, discovery, improvement or any design that Employer has become aware of, the corresponding right (or each and every advantage being the result thereof) shall revert to Employee, who shall then be able to dispose thereof at his/her discretion and in his/her own favor and to obtain patents or such kind of protection.
Article 18. Suspension
18.1	Employer shall be under no obligation to provide work for or assign any duty to Employee for the whole or any part of the term of this agreement and Employee may in accordance with Book 2 of the Dutch Civil Code be suspended and be subsequently required:
(a)	not to attend the premises of Employer or any Affiliate;

(b)	to resign with immediate effect from any and all offices he holds within Employer’s group; and/or

(c)	to refrain from business contact with any and all customers, clients or employees of Employer or any Affiliate, provided that Employee will continue to be paid his full salary and benefits, unless this agreement is terminated for urgent cause (dringende reden) within the statutory meaning thereof.
18.2	Unless expressly agreed otherwise in writing, any entitlement to a bonus or under an incentive scheme will not accrue during any period of suspension and will have to be recalculated on a pro rata basis.

Article 19. Non-Competition
19.1	Employee shall not, for a period of two years after a termination of his employment for any reason whatsoever, whether on his own behalf or on behalf of any third party, directly or indirectly:
(a)	solicit or entice away any customer or business of Employer or any Affiliate, or deal with any third party who or which is or was within a period of one year prior to the termination of his employment (i) a customer of or consultant or supplier to Employer or any Affiliate or (ii) having a business relationship with Employer or any Affiliate;

(b)	employ or endeavor to entice away from Employer or any Affiliate any person who is or was within a period of two years prior to the termination of this agreement employed by Employer or any Affiliate; nor

(c)	work or be engaged in any activities in the Netherlands, or in any other country where employer or any Affiliate does business or plans to do business (and such plans are known to Employee at the time that his employment ends), as a shareholder, partner, director, manager, employee or consultant or in any other capacity for a person or legal entity who or which wholly or partially undertakes activities that are in competition with those of Employer or any Affiliate.
Article 20. Termination of Employment
20.1	Subject to and in accordance with the Dutch Civil Code, irrespective of the indefinite term set forth in article 1 above, either party shall be authorized to terminate the employment by giving notice in writing and observing the statutory notice period.
20.2	The employment may be terminated on any day, subject to and in accordance with this agreement and Dutch law, and it will not be required to give notice as per the end of a calendar month. The employment shall furthermore terminate automatically when Employee reaches the age of 65, except if expressly agreed otherwise in writing.
Article 21. Miscellaneous
21.1	This agreement, together with the separate agreements referred to herein, constitutes the entire agreement and understanding between the parties hereto, and supersedes all other agreements both oral and in writing between Employer and Employee. Neither the employee handbook, nor other conditions of employment generally applicable to employees of Employer apply to the Employee, unless expressly stipulated otherwise in this agreement. Employee acknowledges that he has not entered into this agreement in reliance upon any representation, warranty or undertaking which is not set forth in this agreement and to have engaged professional legal counsel in negotiating and making his decisions to enter into this agreement and this clause in particular.
21.2	If a provision of this agreement is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the legality, validity or enforceability of any other provision of this agreement and the legality, validity or enforceability in other jurisdictions of that or of any other provision of this Agreement. Any illegal, invalid or unenforceable provision shall have the effect of a provision that would be valid, the purpose of which conforms to the first mentioned provision to such an extent that it must be assumed that such provision would have been included in this agreement if the first mentioned provision had been omitted in view of its illegality, invalidity or unenforceability.
21.3	Employee represents and warrants to Employer that he will not by reason of entering into this agreement, or by performing any duty under this agreement, be in breach of any term of Employment with a third party whether express or implied or of any other obligation binding on him.
21.4	Employer may vary any term of employment subject to the provisions of article 7:613 of the Dutch Civil Code, provided that any variation will be confirmed in writing to Employee.
Article 22. Applicable Law
This agreement is governed by and construed in accordance with the laws of the Netherlands.
IN WITNESS WHEREOF, Employer’s duly authorized representative and Employee have set their hand hereunto as of the date, month and year first above stated.

EMPLOYER: Arizona Chemical B.V.
By:	/s/ Gerald C. Marterer
	Name:	Gerald C. Marterer
	Title:	CEO

EMPLOYEE:
/s/ Cornelis Verhaar
Cornelis Verhaar